                                                          Registration No. 333-.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                        CONSTELLATION ENERGY GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                MARYLAND                               52-1964611
        (State of Incorporation)          (IRS Employer Identification Number)

       E. Follin Smith, Senior Vice President and Chief Financial Officer
                               750 E. Pratt Street
                            Baltimore, Maryland 21202
                                 (410) 783-3014
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrant's Principal Executive Offices
                             and agent for service)
                                   ----------

     Approximate date of commencement of proposed sale to the public: After the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING           AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED (6)(7)         UNIT(8)(9)           PRICE(5)(6)(7)(9)     REGISTRATION FEE(10)
----------------------------------------------------------------------------------------------------------------------------
Unsecured Debt Securities             (1)(2)(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock                          (1)(2)(3)
----------------------------------------------------------------------------------------------------------------------------
Preferred Stock                       (1)(2)(3)
----------------------------------------------------------------------------------------------------------------------------
Warrants                                 (1)(4)
----------------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts                 (1)(5)
----------------------------------------------------------------------------------------------------------------------------
Units                                       (1)
----------------------------------------------------------------------------------------------------------------------------
Total                           $ 2,000,000,000                                $   2,000,000,000            $  184,000
============================================================================================================================

(1) Such indeterminate number, principal amount or liquidation amount of unsecured debt securities, common stock, preferred stock, warrants, stock purchase contracts and units as may from time to time be issued at indeterminate prices. The securities registered hereunder shall not have an aggregate offering price which exceeds $2,000,000,000 in United States dollars or the equivalent in any other currency.

(2) Also includes such indeterminate number of unsecured debt securities and shares of common stock and preferred stock as may be issued upon conversion or exchange of any unsecured debt securities and preferred stock that provide for conversion or exchange into other securities or upon exercise of warrants for such securities.
(3) No separate consideration will be received for the unsecured debt securities, common stock or preferred stock issuable upon conversion of or in exchange for unsecured debt securities or preferred stock.
(4) Warrants may be sold separately or with unsecured debt securities, preferred stock or common stock.
(5) Includes an indeterminate number of shares of common stock or preferred stock, as applicable, to be issuable upon settlement of stock purchase contracts.
(6) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(7) Such amount represents the principal amount of any unsecured debt securities issued at their principal amount, the issue price rather than the principal amount of any unsecured debt securities issued at an original issue discount, the liquidation preference of any preferred stock, the amount computed pursuant to Rule 457(c) for any common stock, the issue price of any warrants and the exercise price of any securities issuable upon exercise of the warrants.
(8)  Estimated solely for the purposes of computing the registration fee.
(9)  Exclusive of accrued interest and distributions, if any.
(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                     Subject to Completion January 24, 2003

[LOGO OF CONSTELLATION ENERGY GROUP]

 $  2,000,000,000
UNSECURED DEBT
  SECURITIES                                  Constellation Energy Group, Inc.
COMMON STOCK                                  750 E. Pratt Street
PREFERRED STOCK                               Baltimore, Maryland  21202
WARRANTS                                      (410) 783-2800
STOCK PURCHASE
  CONTRACTS
UNITS

--------------------------------------------------------------------------------
P R O S P E C T U S
--------------------------------------------------------------------------------

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. Our common stock is listed on the New York Stock Exchange under the symbol "CEG."

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

There are risks involved with purchasing these securities. Please refer to the "RISK FACTORS" discussion beginning on page 3 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of the offering together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION" before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

(Once the registration statement is effective, the date of the prospectus will be inserted here.)

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
FORWARD LOOKING STATEMENTS.....................................................................................1

THE COMPANY....................................................................................................2

RISK FACTORS...................................................................................................3

USE OF PROCEEDS................................................................................................8

RATIO OF EARNINGS TO FIXED CHARGES.............................................................................9

DESCRIPTION OF THE DEBT SECURITIES............................................................................10

DESCRIPTION OF CAPITAL STOCK..................................................................................21

DESCRIPTION OF WARRANTS.......................................................................................24

DESCRIPTION OF STOCK PURCHASE CONTRACTS.......................................................................25

DESCRIPTION OF UNITS..........................................................................................26

PLAN OF DISTRIBUTION..........................................................................................27

VALIDITY OF THE SECURITIES....................................................................................29

EXPERTS.......................................................................................................29

WHERE YOU CAN FIND MORE INFORMATION...........................................................................29

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of its date.

     When we refer to "Constellation Energy," "the Company," "we," "us," or "our" in this prospectus, we mean Constellation Energy Group, Inc.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

     . the timing and extent of changes in commodity prices for energy including coal, natural gas, oil, electricity and emissions allowances;

     . the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets;

     . the conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy's and Baltimore Gas and Electric Company's (BGE) ability to maintain their current credit ratings;

     . the effectiveness of Constellation Energy's and BGE's risk management policies and procedures and the ability of their counterparties to satisfy their financial and performance commitments;

     . the liquidity and competitiveness of wholesale trading markets for energy commodities;

     . operational factors affecting the start-up or ongoing commercial operations of our generating facilities (including nuclear facilities) and BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events and other events beyond our control;

     . the inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period;

     . the effect of weather and general economic and business conditions on energy supply, demand and prices;

     . regulatory or legislative developments that affect deregulation in Maryland, in the Pennsylvania-New Jersey-Maryland Interconnection or other regions in which we operate, transmission or distribution rates and revenues, demand for energy, or increase costs, including costs related to nuclear power plants, safety or environmental compliance;

     . the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in applying mark-to-market accounting, such as variable contract quantities and the value of mark-to-market assets and liabilities determined using models;

     .    changes in accounting principles or practices;

     . the ability to attract and retain customers in our competitive supply business;

     . losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

     . cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities; and

     . operation of our generation assets in a deregulated market without the benefit of a fuel rate adjustment clause.

THESE FACTORS AND THE OTHER RISK FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING, "RISK FACTORS" ARE NOT NECESSARILY ALL OF THE IMPORTANT FACTORS THAT COULD CAUSE CONSTELLATION ENERGY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF ITS FORWARD LOOKING STATEMENTS. OTHER UNKNOWN OR UNPREDICTABLE FACTORS ALSO COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR FUTURE RESULTS. GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS. PLEASE SEE CONSTELLATION ENERGY'S PERIODIC REPORTS FILED WITH THE SEC FOR MORE INFORMATION ON THESE FACTORS. THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT.

THE COMPANY

Constellation Energy Group, Inc., or Constellation Energy, is a North American energy company that conducts its business through various subsidiaries including a merchant energy business and Baltimore Gas and Electric Company, or BGE. Our merchant energy business has electric generation assets located in various regions of the United States and engages in power marketing and risk management and competitive supply activities, providing energy solutions to meet customers' needs throughout North America. This business includes:

     . fossil, nuclear and hydroelectric generating facilities, interests in power projects in the United States and nuclear consulting services;

     . power marketing, origination transactions (such as load-serving, tolling contracts, and power purchase agreements), and risk management services; and

     . supply of electricity, gas and consulting services to large commercial and industrial customers.

BGE is a regulated electric and gas public transmission and distribution company with a service territory that includes the City of Baltimore and all or part of ten counties in central Maryland. BGE's electric delivery territory is an area of approximately 2,300 square miles with an estimated population of 2.7 million. BGE's gas service territory is an area of approximately 800 square miles with an estimated population of 2.0 million.

Our other nonregulated businesses provide:

     .    energy products and services to commercial customers;

     . home improvements, the service of heating, air conditioning, plumbing, electrical and indoor air quality systems and residential electric and gas retail marketing; and

     .    cooling services for commercial customers in Baltimore, Maryland.

In addition, we have several financial investments, own several real estate assets and own interests in a Latin American distribution project and a fund that holds interests in two Latin American energy projects.

RISK FACTORS

Constellation Energy's revenues and results of operations are subject to market risks that are beyond its control.

Constellation Energy sells electricity from its power generation facilities into the competitive power markets on a contractual basis or into the spot market. No rate of return on capital investments is guaranteed through mandated rates, and revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. In addition, the Federal Energy Regulatory Commission, or FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fluctuations in market prices and regulatory actions by FERC or independent system operators could reduce revenues from power sales.

Currently, Constellation Energy's power generation facilities purchase a portion of their fuel through short-term contracts or on the spot market. Fuel prices may also be volatile, and the price that can be obtained for power sales may not change at the same rate as changes in fuel costs. Also, Constellation Energy's trading, marketing and risk management operations expose it to other risks, including the credit risk of counterparties to agreements and other risks relating to counterparties' failure to perform, and to the risk of commodity price fluctuations. BGE is also exposed to market risk if its electricity suppliers are unable to perform their obligations. Fuel price increases and defaults by suppliers and other counterparties may adversely affect our results of operations.

Volatility in market prices for fuel and electricity may result from among other things:

     .    weather conditions,
     .    seasonality,
     .    electricity usage,
     .    illiquid markets,
     .    transmission or transportation constraints or inefficiencies,

     .    availability of competitively priced alternative energy sources,
     .    demand for energy commodities,
     .    natural gas, crude oil and refined products, and coal production levels,
     .    natural disasters, wars, embargoes and other catastrophic events, and
     . federal and state energy and environmental regulation, legislation and policies.

Operation of power generation facilities involves significant risks that could negatively affect Constellation Energy's revenues and results of operations.

Constellation Energy is exposed to risks relating to the breakdown or failure of equipment or processes, fuel supply interruptions, shortages of equipment, material and labor, and operating performance below expected levels of output or efficiency. A portion of Constellation Energy's generation facilities were constructed many years ago. Older generating equipment may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement.

Any event which results in reduced power generation, may cause a shortfall in power generation. Constellation Energy may then have to purchase power to cover any shortfalls in its generation in the spot market, the cost of which may be substantially higher than the cost of generating that power, which may result in reduced earnings.

Constellation Energy may be liable for significant environmental costs.

In connection with its electric generation facilities and the activities of BGE, we may be liable for costs of environmental remediation, including costs resulting from the operations of third-party owners as well as the potential costs of complying with new or revised regulatory requirements. The actual cost of compliance and remediation could be significantly higher than the recorded liabilities.

We may also be required to assume these types of environmental liabilities, as well as others, in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of its facilities, which could reduce our earnings.

Constellation Energy is exposed to risks relating to the ownership and operation of nuclear power plants.

Constellation Energy owns and operates nuclear electric generation plants. Ownership and operation of these plants expose Constellation Energy to risks in addition to those that result from owning and operating non-nuclear electric generation facilities. Risks associated specifically with the operation and cost of operation of nuclear plants include changing federal and state environmental requirements relating specifically to nuclear facilities, safety, terrorism, accidents at the nuclear plants, nuclear plant decommissioning costs, storage and ultimate disposal of spent nuclear fuel, disposal of hazardous materials and waste, monitoring of discharges into the environment and any required remediation of any site that is identified as contaminated. Any of these risks could result in substantial liabilities or expenses for us and reduce our earnings or harm our liquidity. In addition, the Nuclear Regulatory Commission has the authority to modify, suspend or revoke the operating license for any of our nuclear power facilities if it determines that such action is necessary to ensure the public health and safety. Such action would have a negative impact on our revenues.

Constellation Energy often relies on single suppliers and at times on single customers at its facilities, exposing Constellation Energy to significant financial risks if either should fail to perform its obligations.

Constellation Energy often relies on a single supplier for the provision of fuel, water and other services required for operation of a facility, and at times, it relies on a single customer or a few customers to purchase all or a significant portion of a facility's output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility. The failure of any one customer or supplier to fulfill its contractual obligations to the facility could negatively imipact such facility's financial results. Consequently, our financial performance depends on the continued performance by customers and suppliers of their obligations under these long-term agreements.

Reduced liquidity in the markets in which Constellation Energy operates could impair our ability appropriately manage the risks of our operations.

As a result of recent market events (such as government investigations, changes in market design and deteriorating credit quality), several merchant energy businesses have ended or significantly reduced their energy trading activities. As a result, beginning in the second quarter of 2002, several regional energy markets experienced a significant decline in liquidity. Reduced market liquidity, may restrict our ability to manage our risks, and thereby weaken our operating results and financial position.

Constellation Energy may not fully hedge its generation assets, competitive supply or market positions against changes in commodity prices, and its hedging procedures may not work as planned.

To lower its financial exposure related to commodity price fluctuations, Constellation Energy routinely enters into contracts to hedge a portion of its purchase and sale commitments, weather positions, fuel requirements, inventories of natural gas, coal and other commodities, and competitive supply. As part of this strategy, Constellation Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, Constellation Energy may not cover the entire exposure of its assets or positions to market price volatility and the coverage will vary over time. Fluctuating commodity prices may negatively impact our financial results and financial position to the extent we have unhedged positions.

Our risk management policies and procedures may not always work as planned. As a result of these and other factors, Constellation Energy cannot predict with precision the impact that risk management decisions may have on its businesses, operating results or financial position.

Constellation Energy is exposed to the risk that counterparties which owe it money or energy as a result of market transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, Constellation Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, Constellation Energy might incur additional costs to the extent of amounts, if any, already paid to the counterparties.

In connection with its operations, Constellation Energy has, and will continue to, guarantee or indemnify the performance of a portion of the obligations of its subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. Constellation Energy might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

Constellation Energy operates in the deregulating segments of the electric power industry created by restructuring initiatives at both state and federal levels. If competitive restructuring of the electric power industry is reversed, discontinued or delayed, Constellation Energy's business prospects and financial condition could be materially adversely impaired.

The regulatory environment applicable to the electric power industry has recently undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the industry and the manner in which its participants conduct their business. Constellation Energy has targeted the deregulating segments of the electric power and natural gas industries created by these initiatives. These changes are ongoing and Constellation Energy cannot predict the future development of deregulation in these markets or the ultimate effect that this changing regulatory environment will have on its business.

Moreover, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to Constellation Energy or its facilities, and future changes in laws and regulations may have a detrimental effect on its business. Certain restructured markets (most notably California) have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of publicity, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets which have previously been deregulated. Other proposals to re-regulate may be made and legislative or other attention to the electric power restructuring process may delay or reverse the deregulation process. If competitive restructuring of the power and natural gas markets is reversed, discontinued or delayed, Constellation Energy's business prospects and financial condition could be negatively impacted.

Constellation Energy's results may fluctuate on a seasonal and quarterly basis.

Our business is affected by weather conditions and usually is seasonal. Consequently, the overall operating results of Constellation Energy may fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on the nature and location of any facilities Constellation Energy acquires and the terms of any contract to which it becomes a party. The demand for energy by Constellation Energy's customers is directly affected by weather conditions. Generally, demand for power peaks in winter and summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted. These and other unexpected conditions may reduce our revenues and results of operations. First and third quarter results of operations will be substantially dependent on weather conditions, and may make period comparisons less relevant. Any substantial fluctuations in operating results for fiscal quarters or on a year to year basis may cause Constellation Energy's stock price to be volatile.

A downgrade in our credit ratings could negatively affect our ability to access capital and/or operate our power marketing, origination and risk management business.

If any of our credit ratings were to be downgraded, especially below investment grade, our ability to access the capital markets, including the commercial paper markets, could be hindered, and our borrowing costs would increase. Additionally, the business prospects of our power marketing, origination and risk management and competitive supply businesses, which in many cases rely on the creditworthiness of Constellation Energy, would be negatively impacted. Some of the factors that affect credit ratings are cash flows, liquidity and the amount of debt as a component of total capitalization. An example of factors that could cause our debt as a component of total capitalization to increase, which in turn could negatively effect our credit ratings, would be the need to borrow money to pay for unexpected repairs at a generating facility caused by a catastrophic event, or replacement power costs due to an unplanned outage, neither of which were covered by insurance.

Constellation Energy, and BGE particularly, are subject to state and federal regulation. Changes in regulations could have a material adverse impact on Constellation Energy's results of operations.

Constellation Energy and BGE are subject to federal and state regulation, including environmental regulation. BGE is also subject to extensive regulation from both the State of Maryland and the federal government, particularly the FERC. Regulation that impacts BGE includes rate regulation by the Maryland Public Service Commission and FERC regulation regarding electric transmission assets and rates. In addition, areas of our business that are currently subject to less regulation (for example energy trading) could become subject to more extensive regulation. We cannot predict the future development of regulations or the ultimate effect that a changing regulatory environment will have on Constellation Energy's or BGE's business.

Several examples of regulation are:

     . The Clean Air Act and many state laws require significant reductions in sulfur dioxide and nitrogen oxide emissions that are emitted by our generation plants, particularly our coal plants. In addition, the Environmental Protection Agency is evaluating the health impacts of mercury emissions from our coal-fired plants. Current or future rulemakings in either of these areas could have a material impact on Constellation Energy's operations or revenues.

     . The electric restructuring Maryland enacted in 1999 could be changed in the future in ways that would be adverse to our business. As part of the restructuring, BGE's electric base rates are frozen until 2004 for certain commercial customers and 2006 for residential customers. BGE may not be able to recover increased operations, maintenance or capital costs it may experience while its rates are frozen. In addition, BGE is currently involved in settlement proceedings with the Maryland Public Service Commission that address BGE's obligations to provide "standard offer service" to commercial and industrial customers after June 30, 2004 and to residential customers after June 30, 2006. Since these proceedings are ongoing, we do not yet know whether the final settlement will have a negative impact on Constellation Energy's operations or revenues.

Anti-takeover provisions in Constellation Energy's charter and bylaws and under Maryland law could prevent or delay transactions that Constellation Energy's stockholders may favor.

Provisions of Constellation Energy's charter and bylaws may discourage, delay or prevent a merger or acquisition that its stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their equity. For example, these provisions:

     . authorize the issuance of "blank check" preferred stock without any need for action by stockholders;
     . provide for a classified board of directors with staggered three-year terms;
     . allow for directors to be removed only for cause and upon the vote of a majority of the stockholders; and
     . establish procedures and restrictions for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

While Constellation Energy has not adopted a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire Constellation Energy, Maryland law permits us to adopt such a plan at any time without approval of the stockholders. If adopted, the stockholder rights plan would have anti-takeover effects. The rights plan would cause substantial dilution to a person or group that attempts to acquire Constellation Energy and would discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares.

Constellation Energy has opted out of the provisions of Maryland's control share statute, which provides that shares acquired in a controlled share acquisition (shares with more than one-tenth, one-third, and a majority of the power to vote generally in an election of directors) have no voting rights except as approved by the affirmative vote of two-thirds of all disinterested stockholders. However, Our board of directors may opt back into the statute as an anti-takeover measure.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes relating to our merchant energy business. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

NINE MONTHS ENDED        TWELVE MONTHS ENDED
SEPTEMBER 30,            DECEMBER 31,
---------------------    -------------------------------------------------------
2002                     2001      2000      1999       1998       1997
----                     ----      ----      ----       ----       ----
2.60                     1.18      2.78      2.87       2.60       2.35

The lower number for 2001 reflects the impact of $533 million of special items incurred in the fourth quarter of 2001. For a more complete discussion of these special items (which include workforce reduction programs, impairments of certain assets and the cost associated with the termination of a business services agreement), please refer to our Annual Report on Form 10-K for the year ended December 31, 2001. For current information on the Ratio of Earnings to Fixed Charges, please see our most recent reports on Form 10-K or Form 10-Q. See "Where You Can Find More Information."

DESCRIPTION OF THE DEBT SECURITIES

GENERAL

This section summarizes terms of the debt securities that we may offer with this prospectus. Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

We will issue the debt securities under an indenture. The indenture is a contract between us and the trustee, The Bank of New York, dated as of March 24, 1999 as supplemented on January 24, 2003. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under "Events of Default." Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices, and implementing transfers of debt securities.

A copy of the indenture has been filed with the SEC and is an exhibit to the registration statement which contains this prospectus. See "Where You Can Find More Information" to find out how to locate our filings with the SEC. The indenture and the debt securities are governed by New York law.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. You should read the indenture to get a complete understanding of your rights and our obligations under the provisions described in this section under "Events of Default," "Supplemental Indentures," and "Consolidation, Merger or Sale." This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture. We include references in parentheses to certain sections of the indenture. This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indenture does not limit the amount of debt securities that may be issued. There are existing series of debt securities outstanding under the indenture and we may issue additional multiple and distinct series of debt securities. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities are unsecured and will rank equally with all our unsecured indebtedness unless expressly subordinated. The debt securities will be subordinate to all of our secured indebtedness, if any. The indenture does not limit the amount of indebtedness that our subsidiaries may incur. This subsidiary debt effectively ranks senior to any debt securities we may issue. For current information on our subsidiary debt outstanding, see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund. It is anticipated that the debt securities will be "book-entry," represented by a permanent global debt security registered in the name of The

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Depository Trust Company, or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without the consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

..    title of the securities,

..    any limit on the aggregate principal amount of the debt securities of that series,

..    maturity date,

..    interest rate or rates (or the method to calculate such rate)

..    remarketing provisions,

..    redemption or repurchase provisions,

..    if other than the principal amount, the portion of the principal amount payable upon maturity (known as discounted debt securities)

..    whether, and on what terms and at what prices, the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock or any other type of security, and

..    any other provisions. (Section 3.01)

OWNERSHIP OF THE DEBT SECURITIES

DIRECT SECURITYHOLDERS

Only registered holders of debt securities will have rights under the indenture. As noted below, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below. For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a "street name" customer but does not do so.

"STREET NAME" AND OTHER INDIRECT HOLDERS

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders. This is called holding in "street name." Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers. If you hold debt securities in "street name," you should check with your own institution to find out:

..    how it handles securities payments and notices,

..    whether it imposes fees or charges,

..    how it would handle voting if ever required,

..    whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder

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     as described below to the extent permitted, and

..    how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

GLOBAL SECURITIES

A global security is a special type of indirectly held security. This means that we will not issue certificates to each beneficial owner. If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur. The financial institution that acts as the sole direct securityholder of the global debt securities is called the "depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary. The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder's rights relating to a global debt security will be governed by the account rules of the investor's financial institution and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

..    the investor cannot get debt securities registered in his or her own name,
     and

..    the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc.

When applicable, we will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global

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securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

..    the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

..    an event of default with respect to the debt securities of that series has occurred and has not been cured (see "Events of Default"); or

..    we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (Section 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders. (Section 3.04)

In the remainder of this description "you" means direct securityholders and not "street name" or other indirect holders.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

..    in registered form;

..    without interest coupons; and

..    in denominations that are multiples of $1,000. (Section 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.04) This is called an "exchange."

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose. The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers. (Section 3.04)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or

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exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rule governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership. (Section 3.04)

PAYMENT AND PAYING AGENTS

We will pay interest to you if you are a securityholder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and is stated in the prospectus supplement. (Sections 3.02 and 5.01) Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We have appointed the trustee as paying agent, and we will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City. That office is currently located at 101 Barclay Street, Floor 8 West, New York, New York 10286; Attention: Corporate Trust Administration. We may also have additional payment offices or change them, or act as our own paying agent. (Section 5.02)

Single holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business days prior to the payment date. Otherwise, payments will be made by check. (Section 3.02)

"Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

REMARKETING

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us. In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

REDEMPTION

We may have the right to redeem or otherwise repurchase debt securities at our option. If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000. (Section 4.01) Notice of redemption will be provided at least 30, but no more than 60, days prior to the date of redemption. (Section 4.04) If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair. (Section 4.03) If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security. (Section 4.06)

REPURCHASE

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus

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supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, The Bank of New York, at least 30, but no more than 60, days prior to the date of repurchase (101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration). The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Unless otherwise specified in the applicable prospectus supplement, debt securityholders who hold their securities directly and who desire to exercise their repurchase option must notify the paying agent at least 30, but not more than 45, days prior to the repayment date by providing the paying agent:

..    the certificated debt security, with the section entitled "Option to Elect
     Repayment" on the reverse of the debt security completed; or

..    a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

     .    the name of the holder;

     . the principal amount of the debt security and the amount to be repurchased;

     . the certificate number or the maturity and a description of the terms of the security;

     .    a statement that you wish to sell all or a portion of your note; and

..    A guaranty that the debt security with the section entitled "Option to
     Elect Repayment" on the reverse of the debt security completed, will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

INTEREST RATE

The following terms will apply to any issue of debt securities unless otherwise indicated in the applicable prospectus supplement. The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

EVENTS OF DEFAULT

An "Event of Default" with respect to a series of securities means any of the following:

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..    we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

..    we fail to pay any interest on any debt security of that series for 30 days after such is due;

..    we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the indenture in regard to such debt securities, continuously for 60 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

..    we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

..    any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indenture. If an Event of Default has occurred and has not been cured, the trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series. (Section 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. (Section 7.08) We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indenture. (Section 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default. (Section 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless such holders offer the trustee reasonable indemnity. (Section 8.02(d)) Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities. (Section 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

..    you must give the trustee written notice that an Event of Default has occurred and remains uncured;

..    the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

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..    the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 7.04)

"Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

SUPPLEMENTAL INDENTURES

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Each Holder's Approval. The following changes require the approval of each holder of debt securities:

..    extend the fixed maturity of any debt security;

..    reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

..    reduce any premium payable upon redemption;

..    reduce the principal amount;

..    reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

..    change the currency of payment on a debt security; or

..    reduce the percentage of securityholders whose consent is required to modify or amend the indenture (Section 11.02)

Changes Not Requiring Holder Approval. These types of changes are limited to those changes specified in the indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities.
(Section 11.01)

Changes Requiring 66-2/3% of all Holders to Approve. A vote in favor by securityholders owning not less than 66-2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indenture or in a particular security. (Section 11.02)

 "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

CONSOLIDATION, MERGER OR SALE

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

..    we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding on us (Section 12.01); and

..    we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture. (Section 12.02)

DISCHARGE

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal

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and interest due or to become due on the notes until their maturity date.
(Section 13.01)

CONVERSION

GENERAL

We may issue debt securities that may be converted into or exercised or exchanged for our common stock, preferred stock or any of our other securities. Debt securities will not be convertible unless the applicable prospectus supplement expressly so states. We refer to these securities as convertible debt securities. The discussion that follows contemplates that the debt securities we may issue will be convertible into common stock. The applicable prospectus supplement will discuss the terms of any debt securities that may be convertible into any other type of security.

Any convertible debt securities will be issued pursuant to a supplemental indenture to the indenture between us and The Bank of New York dated January 24, 2003. For clarity, we have used the designation "FSI" when discussing the provisions of the supplemental indenture below.The applicable prospectus supplement for any series of convertible debt securities will set forth the terms of the convertible debt securities, including the conversion rate at which the holder of any convertible debt security of that series may initially convert that security into common stock. The conversion rate for any series of outstanding convertible debt securities will be expressed as a number of shares per $1,000 principal amount of convertible debt securities, and will be adjusted in certain circumstances as described in "Adjustment of Conversion Rate" below. The right to convert a convertible debt security called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date for that security, unless we default in making the payment due upon redemption. (FSI Section 2.1)

EXERCISE OF CONVERSION PRIVILEGE

Securityholders may convert all or part of any convertible debt security by delivering the convertible debt security at an office or agency maintained for that purpose. Unless the applicable prospectus supplement for a series of convertible debt securities states otherwise, that office will be the corporate trust office of the trustee at 101 Barclay Street, Floor 8 West, New York, New York, 10286; Attention: Corporate Trust Administration, and the trustee will serve as conversion agent. The convertible debt security surrendered for conversion must be accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the convertible debt security and the duly signed and completed conversion notice are so delivered. (FSI Section 2.2)

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the convertible debt security being converted. The shares of our common stock issuable upon conversion of the convertible debt securities will be fully paid and nonassessable and will rank equally with the other shares of our common stock. (FSI Sections 2.2 and 2.3)

"Street name" and other indirect holders should consult their banks or brokers for information on how to exercise their conversion privilege.

INTEREST AND OTHER PAYMENTS IN CONNECTION WITH CONVERTIBLE DEBT SECURITIES

If a securityholder surrenders a convertible debt security for conversion on a date that is not an interest payment date, that securityholder will not be entitled to receive any interest for the period from the preceding interest payment date to the conversion date, except as described

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below. However, a securityholder of a convertible debt security on a regular record date, including a convertible debt security surrendered for conversion after the regular record date, will receive the interest payable on such convertible debt security on the next interest payment date. Thus to correct for this overpayment of interest, any convertible debt security surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of convertible debt securities being surrendered for conversion. However, a securityholder will not be required to make that payment if he or she is converting a convertible debt security, or a portion of a convertible debt security, that we have called for redemption if such securityholder's conversion right would terminate because of the redemption between the regular record date and the close of business on the next interest payment date. (FSI Section 2.2)

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash in lieu of fractional shares based on the market price of our common stock at the close of business on the conversion date. (FSI Section 2.3)

If a securityholder delivers a convertible debt security for conversion, the securityholder will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, the securityholder will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the convertible debt security. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid. (FSI Section 2.8)

"Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

ADJUSTMENT OF CONVERSION RATE

The conversion rate will be subject to adjustment for, among other things:

..    dividends and other distributions payable in our common stock on shares of our capital stock;

..    the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

..    subdivisions, combinations and reclassifications of our common stock;

..    distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

     . those dividends, rights, options, warrants and distributions referred to above;

     . dividends and distributions paid exclusively in cash, subject to certain exceptions; and

     .  distributions upon mergers or consolidations discussed below;

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..    distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

     . other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

     . any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the record date for the distribution, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

..    the completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

     . any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

     . the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1% or more of the conversion rate. (FSI Section 2.4)

To the extent permitted by law, we may increase the conversion rate for any period of at least 20 days if the increase is irrevocable during such period and our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of convertible debt securities at least 15 days' notice of such an increase in the conversion rate. (FSI Section 2.4(12))

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered convertible debt securities of any adjustments. (FSI Section 2.5)

PROVISION IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS

If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each convertible debt security then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the convertible debt securities were convertible immediately prior to the consolidation, merger, sale or transfer. This

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

calculation will be made on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. This paragraph will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock. (FSI
Section 2.11)

OUR RELATIONSHIP WITH THE TRUSTEE

The trustee under the indenture, and/or one or more of its affiliates, may be lenders under our, or our subsidiaries' and affiliates', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indenture, unless an event of default occurs and is continuing. In case, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the provisions of our charter and bylaws. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter and bylaws. See "Where You Can Find More Information."

AUTHORIZED COMMON STOCK

Our authorized capital stock includes 250,000,000 shares of common stock without par value. As of January 14, 2003, 198,349,772 shares have either been issued and are now outstanding or have been reserved for issuance, and 51,650,228 shares are authorized but unissued and unreserved.

AUTHORIZED PREFERRED STOCK

Our Board of Directors can, without further action by our shareholders, establish from the 25,000,000 undesignated shares of preferred stock , $0.01 per share par value, authorized by our charter one or more series of preferred stock. As of January 14, 2003, none of our preferred stock is issued or reserved for issuance.

DESCRIPTION OF COMMON STOCK

DIVIDEND RIGHTS

We will pay dividends on our common stock when declared by our board of directors. However, we must first pay all dividends and any redemption payments due on any outstanding shares of our preferred stock before paying common stock dividends.

VOTING RIGHTS

Holders of our common stock are entitled to one vote per share on all matters on which shareholders vote. There are no cumulative voting rights.

LIQUIDATION

If we liquidate or dissolve, common stockholders will share equally in any assets remaining after full payment of liabilities to our creditors and the liquidation value per share plus accrued dividends due to holders of any outstanding shares of our preferred stock.

GENERAL

Holders of our common stock do not have any preemptive or special rights to purchase any shares of common stock we may issue at a later date. In addition, as holders of common stock, you have no redemption, conversion or sinking

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

fund rights. When issued to you, the common stock will be legally issued, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our charter that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter. See "Where You Can Find More Information."

The description of most of the financial and other specific terms of each series will be in the prospectus supplement in connection with the offering of that series. Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of each series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to every series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under articles supplementary filed as part of our charter. Reference to the applicable prospectus supplement means the prospectus supplement describing the specific terms of that offering of preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series as fixed by our Board, including, as applicable:

     .    the number of shares;

     .    the designation;

     .    the voting powers;

     .    votes per share (which cannot be greater than one vote per share);

     .    liquidation preferences;

     .    relative participating, optional or other rights;

     .    conversion or exchange rights;

     .    redemption rights;

     .    put and sinking fund provisions;

     .    dividend rights;

     .    the terms or conditions of redemption; and

     .    any other applicable terms.

In some cases, the issuance of preferred stock could delay a change in control of Constellation Energy and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

When we issue and receive payment for the preferred stock, the shares will be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding shares of our preferred stock and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

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

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

The applicable prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities of Constellation Energy, or debt or equity securities of third parties.

MARYLAND GENERAL CORPORATION LAW AND THE CHARTER AND BYLAWS

Constellation Energy is a Maryland corporation. Provisions of Maryland's General Corporation Law ("Maryland Law"), in addition to provisions of our charter and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our stock.

We have summarized the key provisions of Maryland Law and our charter and bylaws below. Because it is a summary, it does not contain all of the information that may be important to you. You should read our charter and bylaws (see Where You Can Find More Information), and the relevant sections of Maryland Law to get a complete understanding of your rights. This summary is subject to, and qualified in its entirety by, reference to all the provisions of our charter, bylaws and Maryland Law.

Business Combination Statute. Subject to certain exceptions, Maryland Law prohibits certain business combinations between a corporation and an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements. The statute requires a business combination which is not excepted and which takes place after the five-year moratorium to be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation, voting together as a group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than the interested stockholder who is a party to the combination, voting together as a group. An interested stockholder is defined as a beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of the corporation. However, a person is not an interested stockholder if, prior to the most recent time at which such person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person's becoming an interested stockholder (which approval may be made subject to compliance at or after the time of approval, with any terms and conditions determined by the board, e.g., a standstill requirement). Maryland Law allows companies to opt out of this provision. We have not opted out.

Control Share Statute. Maryland Law provides, with certain exceptions, that control shares (generally, shares with more than one-tenth, one-third and a majority of the power to vote generally in the election of directors) of a corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter, excluding interested shares. If the stockholders do not accord voting rights to the control shares, the corporation may redeem the control shares under certain circumstances. Unless the charter or bylaws provide otherwise, if voting rights are approved, and as a result the interested stockholder becomes entitled to exercise a majority or more of the voting power of all shares of the corporation, non-interested stockholders will have dissenters' rights. Maryland Law allows companies to opt out of this provision. We have opted out, but can opt back in at our option.

Corporate Governance. Shareholders of Constellation Energy may remove directors only for cause upon the affirmative vote of the holders of at least a majority of the combined voting powers of the classes of capital stock entitled to vote in the election of directors. The number of directors may be fixed only by vote of the board of directors and vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office. Directors have staggered terms of office and each director is elected for a 3-year term. Shareholder proposals and nominations are subject to specified restrictions and procedures contained in our bylaws. The effect of these provisions could be to delay the shareholders' ability to elect a majority of new directors.

DESCRIPTION OF WARRANTS

GENERAL

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. We currently expect The Bank of New York to act as warrant agent if we issue any warrants. The warrant agent will act solely as our agent in connection with the warrants of the series for which it is appointed and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants of that series.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

     .    the title of the warrants;

     .    the total number of warrants;

     .    the price or prices at which the warrants will be issued;

     .    the currency or currencies investors may use to pay for the warrants;

     . the designation and terms of the underlying securities purchasable upon exercise of the warrants;

     . the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

     . the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     .    whether the warrants will be issued in registered form or bearer form;

     .    information with respect to book-entry procedures, if any;

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

     . if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

     . if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     . if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     . if applicable, a discussion of material United States federal income tax considerations;

     .    the identity of the warrant agent;

     . the procedures and conditions relating to the exercise of the warrants; and

     . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock.

EXERCISE OF WARRANTS

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. The exercise price for the warrants will be subject to adjustment in accordance with the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

ENFORCEABILITY OF RIGHTS

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock or

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

preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

     . whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

     .    whether the stock purchase contracts are to be prepaid or not;

     . whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

     . any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

     . whether the stock purchase contracts will be issued in fully registered or global form; and

     .    any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

     . the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     . any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     .    whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

BY AGENTS

Offered securities may be sold on a one time or a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

BY UNDERWRITERS OR DEALERS

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

DIRECT SALES

We may also sell securities directly to the public. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

     . the purchase by an institution of the securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

     . if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered security will be listed on the NYSE, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing security holders, create and issue further securities having the same terms and conditions as the securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional securities issued in this manner will be consolidated with, and will form a single series with the previously outstanding securities.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise noted in the applicable prospectus supplement, one of our lawyers will issue an opinion regarding the validity of the securities offered pursuant to this prospectus. Our lawyer may rely as to matters of New York law on the opinion of Sullivan & Cromwell LLP, New York, New York. Unless otherwise noted in the applicable prospectus supplement, Cahill Gordon & Reindel, New York, NY will issue an opinion regarding certain legal matters for any underwriters, dealers or agents. Cahill Gordon & Reindel represents Constellation Energy and BGE from time to time. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE's holding company, reports, statements and other information were filed by BGE under the name "Baltimore Gas and Electric Company." You may read and copy any document filed by BGE or Constellation Energy at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy's SEC filings may also be obtained from our web site at http://www.constellationenergy.com.

The addresses for both the SEC's and Constellation Energy's website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration

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

becomes effective and thereafter until we sell all the securities.

     .    Annual Report on Form 10-K for the year ended December 31, 2001.

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     . Current Reports on Form 8-K filed on January 30, 2002, January 31, 2002, March 19, 2002, August 14, 2002 and August 23, 2002.

     . Description of the Common Stock and Preferred Stock under the caption "Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company--Constellation Energy Capital Stock" in the Proxy Statement and Prospectus contained in Amendment No. 1 to Constellation Energy's Registration Statement on Form S-4 (Reg. No. 33-64799).

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Shareholder Services
          Constellation Energy Group, Inc.
          39 W. Lexington Street
          Baltimore, Maryland  21201
          410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

--------------------------------------------------------------------------------

[LOGO OF CONSTELLATION ENERGY GROUP]

                                 $2,000,000,000

                            UNSECURED DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS
                             STOCK PURCHASE CONTRACT
                                      UNITS

--------------------------------------------------------------------------------
                                   PROSPECTUS
 (Once the registration statement is effective, the date of the Prospectus will be inserted here)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Securities and Exchange Commission Registration Fee........... $   184,000
     *Services of Independent Accountants..........................      75,000
     *Trustee Fees and Expenses....................................      25,000
     *Legal Fees and Expenses......................................     200,000
     *Debt Securities Rating Fees..................................     500,000
     *Printing and Delivery Expenses...............................      75,000
     *Listing Fees.................................................     175,000
     *Transfer Agent and Fees......................................      10,000
     *Miscellaneous Expenses.......................................      41,000
                                                                    -----------

     Total                                                          $ 1,285,000

----------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

     By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director, may order indemnification if it determines that in view of all the relevant circumstances, the Director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

     A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

     The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

     A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

     Article Eighth of the Company's Charter reads as follows:

     "(a)(i)   The Corporation shall indemnify

               (A) Its Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

               (B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation's by-laws and be permitted by law.

         (ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

         (iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

      (b)To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."

     Article V of the Company's By-Laws reads as follows:

     "The Corporation shall indemnify all Directors, Officers and employees to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

     The Indemnification and advance of expenses provided by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force."

     The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.

     Also, see indemnification provisions in the Forms of Purchase Agreements, included as Exhibits 1(a) and 1(b) to this Registration Statement.

ITEM 16.  EXHIBITS.

     Reference is made to the Exhibit Index filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Constellation Energy Group, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 24th day of January, 2003.

                                        CONSTELLATION ENERGY GROUP, INC.
                                        (Registrant)

                                        By:   /s/ E. Follin Smith
                                           -----------------------------
                                           E. Follin Smith,
                                           Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                                 Title                        Date
        ---------                                 -----                        ----
Principal executive
officer and director:

*M. A. Shattuck, III                       Chairman of the Board,          January 24, 2003
                                           Chief Executive Officer,
                                           President and Director

Principal financial and
accounting officer:

/s/ E. Follin Smith                        Senior Vice President           January 24, 2003
--------------------                       and Chief Financial Officer
    E. Follin Smith

*Douglas L. Becker
*James T. Brady                            Directors                       January 24, 2003
*Frank P. Bramble
*Beverly B. Byron
*Edward A. Crooke
*James R. Curtiss
*Roger W. Gale
*Freeman A. Hrabowski, III
*Edward J. Kelly, III
*Nancy Lampton
*Robert J. Lawless
*Christian H. Poindexter
*Michael D. Sullivan

* By:      /s/ E. Follin Smith
     -----------------------------------
     E. Follin Smith, Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER
-------

1(a)           -    Form of Purchase Agreement, including Standard Purchase Provisions for Unsecured Debt
                    Securities.

1(b)*          -    Form of Purchase Agreement, including Standard Purchase Provisions for Convertible Debt
                    Securities.

1(c)*          -    Form of Agency Agreement.

1(d)           -    Form of Purchase Agreement, including Standard Purchase Provisions for common stock.

1(e)*          -    Form of Purchase Agreement, including Standard Purchase Provisions for preferred stock.

1(f)*          -    Form of Purchase Agreement, including Standard Purchase Provisions for stock purchase contracts.

1(g)*          -    Form of Purchase Agreement, including Standard Purchase Provisions for units.

3(a)**         -    Articles of Amendment and Restatement of the Charter of Constellation Energy Group, Inc. as of
                    April 30, 1999. (Designated as Appendix B to the Proxy Statement and Prospectus in Part I of
                    Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Registrant,
                    Reg. No. 33-64799).

3(b)**         -    Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July 19,
                    1999. (Designated as Exhibit No. 3(a) in Form 10-Q dated August 13, 1999, File No. 1-12869.)

3(c)**         -    Certificate of Correction to the Charter of Constellation Energy Group, Inc. as of September
                    13, 1999. (Designated as Exhibit 3(c) in Form 10-K dated March 20, 2000, File No. 1-12869.)

3(d)**         -    Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of November 20,
                    2001. (Designated as Exhibit 3(e) in Form 10-K dated March 29, 2002, File No. 1-12869.)

3(e)           -    Bylaws of Constellation Energy Group, Inc. as amended effective January 24, 2003.

4(a)**         -    Indenture dated as of March 24, 1999 between the Company and The Bank of New York.  (Designated as Exhibit 4(a) to Form S-3 Registration Statement, Reg. No. 333-75217 filed March 29, 1999).

4(b)           -    First Supplemental Indenture dated as of January 24, 2003, to Indenture dated as of March 24, 1999 between the Company and The Bank of New York.

4(c)**         -    Common Stock certificate (designated as Exhibit 4(c) to Form S-3 Registration Statement, Reg.
                    Nos. 333-59601 and 33-57658 filed March 25, 1999).

4(d)*          -    Preferred Stock certificate.

4(e)           -    Form of Warrant Agreement.

4(f)           -    Form of Unsecured Debt Security (Fixed Rate).

4(g)           -    Form of Unsecured Debt Security (Floating Rate).

4(h)           -    Form of Interest Calculation Agency Agreement.

4(i)*          -    Stock Purchase Contract, including form of security certificate.

4(j)*          -    Unit Agreement, including form of security certificate.

4(k)*          -    Pledge Agreement.

4(l)*          -    Remarketing Agreement.

4(m)*          -    Convertible Debt Security.

5(a)           -    Opinion of Company Counsel.

5(b)           -    Opinion of Sullivan & Cromwell LLP, New York, New York.

12**           -    Computation of Ratio of Earnings to Fixed Charges  (Designated as Exhibit 12(a) in Form 10-Q
                    for the quarter ended September 30, 2002, filed November 14, 2002, File No. 1-12869).

23(a)          -    Consent of Company Counsel (included in Exhibit 5).

23(b)          -    Consent of Sullivan & Cromwell, LLP, New York, New York (included in Exhibit 5).

23(c)          -    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24             -    Power of Attorney.

25             -    Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New
                    York, Trustee.

26*            -    Invitation for Competitive Bids

----------
     *To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.
     ** Incorporated by reference.